Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / David Barnard

(415) 433-3777

David@lhai-sf.com

AXESSTEL ANNOUNCES MANAGEMENT AND BOARD CHANGES AND

WITHDRAWS FINANCIAL GUIDANCE

- President, CFO and Director David Morash Resigns -

- Comventures’ Co-Founder Roland A. Van der Meer and Current Board Advisor

Scott Fox Join Board of Directors -

- Harry Casari Resigns and Scott Fox is Appointed New Chair of Audit Committee -

- 2005 Revenue Expected to be Below Previous Guidance -

SAN DIEGO – December 5, 2005 - Axesstel, Inc. (AMEX: AFT), a leader in the design and development of fixed wireless voice and broadband data products, today announced changes in management and its board of directors. David Morash, president, chief financial officer and director, has resigned for personal reasons. Patrick Gray, vice president of finance and controller, will continue and supervise the financial and accounting processes while the company initiates a search for a new chief financial officer. In addition, the company has appointed Roland A. Van der Meer, 45, and current board advisor Scott Fox, 49, to its board of directors.

“Roland will make a strong contribution to the board of Axesstel,” said Mike Kwon, chairman and chief executive officer of Axesstel. “ComVentures is a major investor in the company, and we look forward to a closer working role with Roland and his keen insights and depth of telecommunications and investment experience.”

“I am also pleased that our current board advisor Scott is joining the board in a formal capacity. With his 25 years of industry experience including his two-year role as chairman of the global GSM Association, which is the world’s leading wireless-industry body, Scott is a strong voice in the wireless industry,” added Kwon.

In a separate and unrelated matter, the board reluctantly accepted the resignation of Harry Casari as a director, as the chair of the audit committee, and as a member of other board committees. Casari has resigned from the board to focus on other activities. Fox has been appointed as the new chair of the audit committee to replace Casari.

“It has been a pleasure serving on the Axesstel board of directors and its committees and I wish the company well in its future endeavors,” said Casari.

There were no disagreements between Casari, Morash and Axesstel on any matter of accounting principles or practice, financial disclosure, or audit procedures. With Casari’s resignation, there remains a total of nine board members.

Financial Guidance

As a result of a variety of factors, including delays relating to new product introduction with some of Axesstel’s largest customers, revenues for the fourth quarter 2005 may fall below the low end of previous guidance of $17 million, and full year 2005 revenues are expected to be below its previous low end guidance of approximately $100 million. Management has determined that due to issues related to customer concentration, order size, customer acceptance testing of new products and the stage of the company’s development, it cannot predict the timing of future revenues with adequate certainty to support reliable projections. Accordingly, it does not expect to provide additional financial guidance for the balance of 2005 and is suspending plans for issuing future guidance until further notice. The company will continue to report on significant customer developments as they occur.

“While we are disappointed that we may not meet our previous guidance, we remain encouraged by our year-over-year revenue growth,” said Kwon. “We think that the market for fixed wireless will continue to grow and remain very optimistic about Axesstel’s prospects for sustained long-term growth.”

Cancels Plans for Presenting at First Albany Conference on December 7

As a result of today’s management changes, the company has cancelled its previously announced plans to present at the First Albany Capital Annual Growth Conference on Wednesday, December 7, 2005 in New York City, NY.

Roland Van der Meer

Roland Van der Meer has served since 1997 as a partner with ComVentures, which invests in technologies and early stage communications companies with the potential to redefine business and economic models, as well as the way in which whole segments of the communications industry operate. Listed 18th on the Forbes “Midas List of Top 100” technology dealmakers, he focuses his investments on systems, components and services. Van der Meer has more than 20 years of experience in the communications industry as an engineer, strategist and investor and before co-founding ComVentures, he served as a partner with Partech International, co-founded Communications Ventures, and spent several years with Hambrecht & Quist Venture Partners. Early in his career, he held engineering positions with GTE Labs and Sprint. He holds a BSEE from the University of Pennsylvania and a BSE from the Wharton School.

About Axesstel, Inc.

Axesstel (AMEX: AFT) is a leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s product portfolio includes fixed wireless desktop phones, payphones, voice/data terminals and broadband modems for access to voice calling and high-speed data services. Axesstel delivers innovative fixed wireless solutions, based on Global System for Mobile communications (GSM) and 3G Code Division Multiple Access (CDMA) technology, to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California and has a research and development center and manufacturing facilities in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

© 2005 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements regarding financial guidance and company growth, which may affect future results and future viability. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important factors. Those factors include, but are not limited to, the risk of delays in the adoption of new technologies in developing markets or in new product introductions; the lack of continued acceptance or growth of CDMA technology in target markets; the possibility that networks that can support our CDMA EV-DO and EV-DV broadband modems will not be widely deployed; competition for contracts with our large telecommunication carrier customers; the risks of dependence on a limited number of those customers; the requirement for end users to accept our products and technologies; our dependence on limited or sole source suppliers; the possibility of unforeseen manufacturing difficulties including those associated with Axesstel manufacturing its own products; the risk that outsourced manufacturing to China will not provide cost reductions, improve efficiencies, or expedite product introductions; and other risk factors and information contained in Axesstel’s filings with the Securities and Exchange Commission, such as the rapidly changing nature of technology, evolving industry standards, and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; Axesstel’s need to gain market acceptance for its products; Axesstel’s need to attract and retain skilled personnel; potential intellectual property-related litigation, and Axesstel’s primary dependence on one large customer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.

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